Exhibit 99

Patterson Companies Adds Two New Board Members

Industry veterans Neil A. Schrimsher and Sarena S. Lin to join board

Board of Directors also declares a 25 percent increase to the quarterly dividend

St. Paul, Minn.—Mar. 18, 2014—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Neil A. Schrimsher, president & chief executive officer of Applied Industrial Technologies, Inc. (NYSE: AIT) and Sarena S. Lin, corporate vice president, strategy and business development, for Cargill, Inc., were elected to the company’s Board of Directors, increasing the board’s size to 10 members.

“We are delighted to have Neil and Sarena join Patterson’s Board of Directors,” said Scott P. Anderson, chairman and chief executive officer. “Both bring broad-based experience, further augmenting the diverse capabilities and strength of our board. We know that with Neil’s deep wholesale distribution and executive leadership experience, and Sarena’s vast global and strategic management expertise, our board will be an even greater resource for Patterson’s shareholders and management. We look forward to the contributions they will both make.”

Since fall 2011 Schrimsher has been president & chief executive officer of Cleveland-based Applied Industrial Technologies, one of North America’s largest industrial parts distributors. Previously Schrimsher was executive vice president of Cooper Industries, a global electrical products manufacturer, where he led multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Other experience includes senior leadership positions for Siemens Energy & Automation, part of Siemens AG, the global electronics and electrical engineering company. He began his career at General Electric Company and rose through a succession of positions in GE Lighting. Scrimsher holds an MBA from John Carroll University and a BS in Business Administration (Marketing) from the University of Tennessee.

Lin has been with global food producer Cargill for almost three years. Prior to joining Cargill, she was a principal at McKinsey & Company, a global management consulting firm, where she was the co-founder of the McKinsey Asia Center, a special initiative to support the company’s globalization efforts for Asian and Western clients. Before joining McKinsey, she held leadership positions with Procter & Gamble. Lin holds an MBA in Strategy and an MA in International Relations from Yale University. She received a BA in Computer Science from Harvard University.

Dividend Increase

The Board of Directors of Patterson Companies also today declared a 25 percent increase in the regular quarterly cash dividend to $0.20 per share, from the prior quarterly dividend of $0.16 per share. The dividend will be payable on April 25, 2014, to shareholders of record on April 11, 2014.

According to Anderson, “This dividend increase demonstrates our confidence in Patterson’s continued ability to generate growing cash returns on our business investments and growth opportunities. Patterson has a strong commitment to delivering long-term value to our shareholders.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600